ACCOUNTING SERVICES AGREEMENT
                                     Between
                   The Aggressive Growth Mutual Fund Portfolio
                                       and
                            Mutual Funds Service Co.


     AGREEMENT, dated as of February 28, 2000, between THE AGGRESSIVE GROWTH MUTUAL FUND PORTFOLIO, a New York trust (the "Trust"), and MUTUAL FUNDS SERVICE CO., an Ohio corporation (the "Agent");

     WHEREAS, the Trust desires to appoint the Agent as its Accounting Services Agent to perform certain accounting and record keeping functions required of a duly registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records;

     WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth; and

     WHEREAS, pursuant to a separate Agreement, the Agent will perform the duties of administrator, transfer agent, and dividend disbursing agent for the Trust,

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. Upon receipt of necessary information and appropriate instructions from the Trust, the Agent shall maintain and keep current the following books, accounts, records, journals, or other records of original entry, relating to the business of the Trust, and necessary or advisable for compliance with applicable regulations, including Rules 31(a)-1 and 31(a)-2, of the Investment Company Act of 1940, as amended, and as may be mutually agreed to between the Trust and the Agent:

         (a)      Cash Receipts
         (b)      Cash Disbursements
         (c)      Dividend Record
         (d)      Purchase and Sales of Portfolio Securities
         (e)      Subscription and Redemption Journals
         (f)      Security Ledger
         (g)      Broker Ledger
         (h)      General Ledger
         (i)      Daily Expense Accruals
         (j)      Daily Interest Accruals
         (k)      Securities and Monies borrowed or loaned and collateral
                    therefor


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         (l)      Trial Balances

     Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Trust or any other person.

     It shall be the responsibility of the Trust to furnish the Agent with the declaration, record, and payment dates and amounts of any dividends or income and any other special actions required concerning each of the Trust's Securities.

     The Agent shall maintain all accounts and records above mentioned as required by regulation and as agreed upon between the Trust and the Agent.

     Section 2. The Agent shall make proper accounting entries in accordance with instructions received from the Trust therewith. The Trust shall direct that each broker-dealer, or other person through whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the instructions received from the Trust and forward the confirmation to the Custodian. The Agent shall promptly notify the Trust of any discrepancy between the confirmation and the Trust's instructions when received from the Trust but shall incur no responsibility or liability for such discrepancy. The Trust shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

     Section 3. The Agent shall calculate the Trust's net asset value in accordance with the Trust's registration statement.

     The Agent shall prepare and maintain a daily evaluation of portfolio securities for which market quotations are available by the Agent's use of Quotron Financial Information Services; all other Securities shall be evaluated in accordance with the Trust's instructions, and the Agent shall have no responsibility or liability for the accuracy of the information supplied by the Trust.

     The Trust assumes all responsibility for computation of "amortized cost", valuation of securities, and all valuations not ascertainable solely by mechanical procedures.

     Section 4. At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent's accounts and records maintained for the Trust. The Agent shall report any discrepancies to the Custodian, and report any unreconciled items to the Trust.

     Section 5. The Agent shall supply daily and periodic reports to the Trust, as required by law or regulation, and as requested by the Trust and agreed upon by the Agent.


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


     Section 6. The Trust shall report and confirm to the Transfer Agent all Share transactions of which it is aware. The Agent shall obtain from the Transfer Agent daily reports of Share transactions.

     The Agent shall reconcile outstanding Shares with the Transfer Agent periodically and certify at least monthly to the Trust the reconciled Share balance outstanding.

     Section 7. The accounts and records of the Trust maintained by the Agent shall be the property of the Trust, and shall be made available to the Trust, within a reasonable period of time, upon demand. The Agent shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review. Upon receipt from the Trust of the necessary information, the Agent shall supply the necessary data for the Trust's completion of any necessary tax returns, questionnaires, periodic reports to investors in the Trust, and such other reports and information requests as the Trust and the Agent shall agree upon from time to time.

     Section 8. The Agent and the Trust may from time to time adopt uniform or standing procedures, and the Agent may conclusively assume that any procedure approved by the Trust, or directed by the Trust, does not conflict with or violate any requirements of its registration statement, Declaration of Trust, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible to notify the Agent of any changes in regulations or rules which might necessitate changes in the Agent's procedures.

     Section 9. The Agent may rely upon the advice of the Trust and upon statements of the Trust's accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

     Section 10. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral or written instructions, any certified copy of any resolution of the Trustees of the Trust or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Trust will send written instructions to cover oral instructions, and the Agent will compare the information against the oral instructions previously furnished. The Agent will inform the Trust immediately of any noted discrepancy or will request, if no written instruction is received in a reasonable time, that the Trust forward same to Agent.

     The Agent shall not be held to have notice of any change of authority of any officer, employee, or agent of the Trust until receipt of notification thereof by the Trust.

     In addition to indemnification expressly provided elsewhere in this Agreement, the Trust shall indemnify and hold harmless the Agent from all claims and liabilities (including reasonable expenses for legal counsel) incurred by or assessed against the Agent in connection with the performance of this Agreement,


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


except such as may arise from the Agent's own negligent action, omission, or willful misconduct; provided, however, that before confessing any claim against it, the Agent shall give the Trust reasonable opportunity to defend against such claim in the name of the Trust, the Fund or the Agent or any of them.

     Section 11. The Shareholders, Trustees, officers, employees and agents of the Trust shall not be personally bound by or liable hereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder.

     Section 12. The Trust agrees to pay the Agent compensation for its services and to reimburse it for expenses, as set forth in a Schedule attached hereto, or as shall be set forth in amendments to such Schedule approved by the Trust and the Agent.

     Section 13. Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Agent are open.

     Section 14. This Agreement may be terminated by either party upon 60 days' prior written notice.

     Section 15. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

                  If to the Trust:
                  ----------------
                  The Aggressive Growth Mutual Fund Portfolio
                  Attention:  Robert S. Meeder, President
                  c/o R. Meeder & Associates, Inc.
                  6000 Memorial Drive
                  Box 7177
                  Dublin, OH  43017

                  If to the Agent:
                  ----------------
                  Mutual Funds Service Co.
                  6000 Memorial Drive
                  Box 7177
                  Dublin, OH  43017


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


     Section 16. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 17. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Agent, or by the Agent without the written consent of the Trust, authorized or approved by a resolution of its Trustees.

     Section 18. This Agreement shall be governed by the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                   THE AGGRESSIVE GROWTH MUTUAL FUND PORTFOLIO


                                   By_________________________


                                   MUTUAL FUNDS SERVICE CO.


                                   By__________________________



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


                          MUTUAL FUNDS SERVICE COMPANY

                      FEE SCHEDULE FOR ACCOUNTING SERVICES

CURRENT FEE SCHEDULE

THE AGGRESSIVE GROWTH MUTUAL FUND PORTFOLIO

A. MINIMUM ANNUAL FEE - The Aggressive Growth Mutual Fund Portfolio, $30,000 (Based on the Portfolio's average net assets - payable monthly).

     BASIS POINT FEE

     15 Basis Points on first $10 million of assets
     10 Basis Points on next $20 million of assets
     2 Basis Points on next $50 million of assets
     1 Basis Point on assets over $80 million.


B. In addition, all out-of-pocket expenses shall be separately charged.


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